UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:   October 18, 2004
(date of earliest event reported)

VASCULAR SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 0-27605
_____________

Minnesota	41-1859679
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 Sycamore Court
Minneapolis, Minnesota 55369
(Address of principal executive offices)

(763) 656-4300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement

        On October 18, 2004, Vascular Solutions, Inc. (the “Company”) entered into a supply agreement with Sigma-Aldrich Fine Chemicals, an operating division of Sigma-Aldrich, Inc. (“Sigma”) for the supply of thrombin to the Company.

        Pursuant to the terms of the agreement, the Company will be paying for certain development costs of Sigma to allow Sigma to produce thrombin. The Company will pay Sigma $570,360 for its development and qualification costs, $181,560 for capital equipment and $1,725,000 for the first three lots of thrombin. The payments are based on certain milestones over a two year period. The contract terminates after ten years and is automatically extended for up to five additional successive one year terms unless one party delivers notice of termination at least one year prior to the scheduled termination of the agreement.

        During the term of the contract, Sigma has agreed not to sell thrombin of the type developed for the Company under the contract in or as a component of a hemostatic product for medical use. The Company does not have any minimum purchase requirements under the contract; however, if the Company purchases less than three lots of thrombin in any year then (i) Sigma will be released from its agreement not to sell thrombin in or as a component of a hemostatic product for medical use, and (ii) Sigma will have the right to terminate the contract on 30 days notice.

        The Sigma contract is the start of the Company’s plan to fully qualify a new source of thrombin and to bring the new thrombin through the regulatory process over the next two years. The investment in this new thrombin source, while substantial, is within the Company’s existing capital resources and will allow the Company to introduce new substantial surgical hemostat products as well as control the Company’s long term cost of thrombin for the Company’s existing hemostat products.

         The costs associated with the Sigma agreement are part of the Company’s total estimated expenditures of $4.7 million to complete this project. Approximately $2.5 million of the $4.7 million is for research and development expenses, $0.5 million is for capital equipment and $1.7 million is for the purchase of thrombin. The purchase of the $1.7 million in thrombin is expected to be used in the Company’s hemostat products starting in 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VASCULAR SOLUTIONS, INC.

Date: October 18, 2004	By:	/s/ James Hennen

James Hennen
Chief Financial Officer